BancFirst Corporation Completes Two Acquisitions

OKLAHOMA CITY, Jan. 11, 2018 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS: BANF) today stated that it has completed two acquisitions previously announced in September 2017.

  First Wagoner Corporation and its subsidiary bank, First Bank & Trust Company - First Bank & Trust Company has locations in Wagoner, Luther, Tulsa, Ketchum, Grove and Carney. First Bank & Trust Company has approximately $287 million in total assets, $248 million in loans, $250 million in deposits and $36 million in equity capital. The bank will operate as First Bank & Trust Company until it is merged into BancFirst on February 16, 2018.
  First Chandler Corp. and its subsidiary bank, First Bank of Chandler - First Bank of Chandler has two locations in Chandler with approximately $86 million in total assets, $72 million in loans, $75 million in deposits and $11 million in equity capital. The bank will operate as First Bank of Chandler until it is merged into BancFirst on June 15, 2018.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 100 banking locations serving 53 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: Kevin Lawrence, Chief Financial Officer, (405) 270-1003, or David Rainbolt, Executive Chairman, (405) 270-1002